Exhibit 4.12

Amendment Number 4

To

Exclusive Patent License Agreement

MGH Agreement Number: A212814.04

MGH Case Number: 2562

This Amendment to the Exclusive Patent License Agreement (“Fourth Amendment”) is made as of September, 28, 2016 (“Fourth Amendment Effective Date”) by and between ProQR Therapeutics III B.V., a public company organized and existing under the laws of The Netherlands and having a place of business at Zernikedreef 9, 2333CK Leiden, The Netherlands (“Company”) and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), each referred to herein individually as “Party’’ and collectively as “Parties.”

Recitals

WHEREAS, The predecessor of the Company, by operation of law, acting under its subsequent names ProQR Therapeutics B.V. and ProQR Therapeutics N.V., and Hospital have entered into a May 29, 2012 exclusive patent license agreement, a June 5, 2014 letter agreement; and a November 14, 2014 amendment to said exclusive patent license agreement, and a June 18, 2015 amendment to said exclusive patent license agreement, (when taken together, “Exclusive License Agreement”);

WHEREAS, Parties wish to amend the Exclusive License Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, Parties hereby agree to the following:

1. Capitalized Terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in Exclusive License Agreement.

2. Amendments.

2.1 Section 1.5 shall be deleted and replaced with the following:

“1.5 “Licensed Field” shall mean the diagnosis, prevention, and treatment of diseases and/or conditions in humans, animals, and plants.”

2.2 Section 1.13 shall be amended by inserting the phrase “and reasonably allocable to” immediately after the phrase “in connection with” in the first sentence of such Section 1.13.

2.3 Section 1 shall be amended by adding the following new definitions at the end of Section 1:

“1.14 “Primary Field” shall mean all therapeutic indications in the field of Cystic Fibrosis.

1.15 “Secondary Field” shall mean all fields outside of the Primary Field within the License Field.”

2.4 Section 2.2 shall be deleted and replace with the following text:

“2.2 Sublicenses. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement, shall prohibit further sublicense or assignment by a Sublicensee without Hospital consent, which shall not be unreasonably withheld, and shall provide that Hospital is a third party beneficiary thereof. Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

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Section 10.7. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.”

2.5 A new Section 3.4 shall be added:

“3.4 Company Proposals for Secondary Fields. Within twelve (12) months following the Fourth Amendment Effective Date, Company shall provide Hospital a written research, development, and commercialization plan for the Products it intends to commercialize in each of the Secondary Fields (“Commercialization Plan”) that shall specify the resources and timelines required for commercializing Products in such Secondary Fields. Upon receipt of the Commercialization Plan from Company, Hospital shall have thirty (30) days to review and approve the Commercialization Plan. If the Commercialization Plan is reasonably acceptable to Hospital, Hospital and Company will negotiate in good faith for three (3) months following Hospital’s approval of Commercialization Plan to enter into a written amendment to Agreement to add time-limited diligence terms for such Secondary Field(s) (“Diligence Amendment”); such time-limited diligence terms for the Secondary Field(s) shall be similar in scope as the diligence terms in Agreement for the Primary Field. For any Secondary Field for which (a) Company does not provide a Commercialization Plan or (b) Parties fail to execute a Diligence Amendment, Parties will execute an amendment to Agreement within thirty (30) days to remove such Secondary Field from the License Field. In such instance, Company shall have no further rights in such Secondary Field, and Hospital shall be free to grant a license to a third party for such Secondary Field.”

2.6 Section 2.5 shall be deleted and replace with the following text:

“[RESERVED]”.

2.7 Company represents and warrants that it has achieved the diligence requirements listed in Section 3.1(a)(i) – Section 3.1(a)(iv), as amended.

2.8 Sections 3.1(a)(v) and 3.1(a)(vi) shall be deleted and replaced with the following text:

“(v) Enrollment of first subject in a Phase IIb or Phase III trial (whichever is first) on or before December 31, 2018; and

(vi) Regulatory submission in USA on or before December 31, 2024.”

2.9 Company shall provide Hospital with a development plan for the commercialization of Products in the Primary Field within thirty (30) days following Fourth Amendment Effective Date.

2.10 Section 3.1(b)(i) shall be deleted and replaced with the following text:

“(i) Following the First Commercial Sale in any country in the License Territory, Company shall itself or through its Affiliates and/or Sublicensees make continuing Sales of the applicable Product or Process in in such country without any elapsed time period of one (1) year or more in which such Sales do not occur, unless such interruption of Sales is due to a restriction by law or as a result of any measure, decision or action of the FDA or other government agency.”

2.11 Section 3.2 shall be deleted and replaced with the following text:

“(a) If Company reasonably anticipates that it will fail to meet one of its obligations under Section 3.1, Company will provide written notice to Hospital no later than the last to occur of: (i) three (3) months before the respective obligation is due or (ii) Company becomes aware of the occurrence of circumstances supporting such reasonable anticipation of such failure. Upon written notice from Company, Hospital shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by Company provided that such request is either (i) supported by

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; *** DENOTES OMISSIONS

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written evidence of scientific or technical difficulties or delays in clinical studies or regulatory processes that are outside of Company’s reasonable control (for example, slower than anticipated enrolment rates, safety or efficacy issues, or manufacturing disruptions or difficulties) or (ii) consistent with a change in strategy (such changes may be required, for example, by changes to standard of care) that is reasonably intended to avoid more substantial delays and to increase the chance of achieving Regulatory Approval and launch of the relevant Licensed Product as efficiently as reasonably possible under then-current circumstances. The revised deadline resulting from any such request shall be subject to all terms of this Agreement including without limitation the right of Hospital to terminate for default pursuant to Section 10.4. Further, if the diligence milestones are extended such that FDA submission contemplated by Section 3.1(a)(vi) happens beyond December 31, 2018, then diligence extension milestone fees as described below will be due upon FDA approval.

(i)	1 year delay $***;

(ii)	2 year delay $*** (i.e., $*** for 2nd year of failure, if $*** for 1st year of extension has already been paid);

(iii)	3 year delay and $*** (i.e., $*** for 3rd year of failure, if $*** for 1st year of extension and $*** for 2nd year of extension has already been paid and

(iv)	>3 years, royalty on Net Sales would equal *** in addition to these above payment obligations.

(b) In the event that Company fails to achieve the diligence obligations set forth in Section 3.1 by the deadlines provided therein (as the same may be extended in accordance with this Section 3.2), Hospital may terminate this Agreement but, in making such determination, Hospital shall be guided by the level of continued commitment by Company, its Affiliates and Sublicensees to bring a Product or Process to the market, the ability of Company, its Affiliates and Sublicensees relative to alternate opportunities available to Hospital to bring Products and Processes to the market to benefit patients, and by the level investment of money that Company, its Affiliates and Sublicensees have made in the Products and Processes.

(c) Subject to Section 3.2(b), if Hospital determines that Company has failed to fulfill any of its obligations under Section 3.1 by the deadlines provided therein (as the same may be extended in accordance with this Section 3.2(a), then Hospital may treat such failure as a default and may terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4.”

2.12 Section 4.4 of the Agreement shall be deleted and replaced with the following text:

“4.4 Milestone Payments. In addition to the payments set forth in Sections 4.2 and 4.3 above, Company shall pay Hospital milestone payments as follows:

(a)	*** within sixty (60) days of enrollment of the first patient in a Phase I/Phase II (whichever is first) trial of the first Product;

(b)	*** within sixty (60) days of enrollment of the first patient in a Phase II (b) or Phase III trial (whichever is first) of the first Product; and

(c)	*** within sixty (60) days of regulatory approval in the License Territory of any Product for use in the Primary Field;

(d)	*** within sixty (60) days of regulatory approval in the License Territory of any Product for use outside of the Primary Field.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; *** DENOTES OMISSIONS

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(e)	Diligence extension milestone payments described in 3.2(a) shall be due within thirty (30) days of regulatory approval.”

2.13 Section 7.1 through 7.3 of the Agreement shall be deleted and replaced with the following text:

“7.1 Company Right to Prosecute. Company may, upon notice to Hospital, initiate legal proceedings against an alleged infringer at Company’s expense with respect to a claim of a Patent Right in the License Field in the License Territory. Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.2 Hospital Right to Prosecute. Company shall notify Hospital within three (3) months of the receipt of written inquiry (“Notice Period”) by Hospital whether Company intends to prosecute an alleged infringement. If Company notifies Hospital that it intends to so prosecute, Company shall, within three (3) months of its notice to Hospital (“Initiate Period”), either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

In the event that (i) Company notifies Hospital that Company does not intend to prosecute infringement, (ii) Company has not responded within the Notice Period, or (iii) Company has failed to cause infringement to terminate or initiate legal proceedings within the Initiate Period; Hospital will protect its Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.

7.3 Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.1 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If Hospital is required by law to join such action as a party-plaintiff, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.”

2.14 Section 10.2 of the Agreement shall be amended by deleting the references therein to “ten (10)” and replacing them with a reference to “thirty (30)”.

2.15 Section 10.7 of the Agreement shall be deleted and replaced with the following text:

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; *** DENOTES OMISSIONS

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“10.7 Effect of Termination on Sublicenses. Any sublicenses granted by Company under this Agreement shall provide for termination or assignment to Hospital of Company’s interest therein upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted. For each Sublicense that is in effect as of the date of termination of this Agreement, if (i) Company has provided Hospital with notice and a copy of the applicable sublicense agreement in accordance with Section 2.2, (ii) the terms of such Sublicense agreement are in compliance with the requirements of Section 2.2; and (iii) such Sublicensee is in compliance with the obligations and restrictions set forth in such Sublicense and agrees to assume all of Company’s applicable obligations under this Agreement, then such Sublicense shall not be terminated due to termination of Agreement provided, however, in no event shall Hospital be obligated to assume any obligations or liabilities to such Sublicensees beyond the licenses granted in this Agreement. For avoidance of doubt, upon such an assumption of each Sublicense, Hospital and Sublicensee of such Sublicense shall enter into a modified form(s) of this Agreement with only such changes as are required to give effect to the terms of this Section 10.7 and this Agreement shall terminate upon the execution and delivery of such new agreement. If a Sublicensee does not agree to assume the obligations of the Company under this Agreement and has not provided notification to Hospital within ninety (90) days of termination of this Agreement that it can fulfill such obligations hereunder, then Hospital shall, at its option, terminate Sublicense with such Sublicensee agreement.”

3. Effect of Amendment. Except as otherwise amended hereby, all terms and conditions of the Exclusive License Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities, and obligations of Parties thereto, as presently constituted, will continue in full effect; provided however, that any breach(es) of any of the terms of the Agreement in existence prior to the Fourth Amendment Effective Date, that are rendered moot by this Amendment, are hereby deemed to be timely cured by the breaching party.

4. No Modification. This Fourth Amendment may not be amended or modified, nor may any provision hereof be waived, except by a written instrument executed by Parties hereto.

5. Counterparts. This Fourth Amendment may be executed in counterparts, each of which when executed shall be deemed to be an original and both of which together shall constitute one and the same document.

IN WITNESS HEREOF, Parties have caused this Fourth Amendment to be executed by their respective duly authorized representatives as of the Fourth Amendment Effective Date.

ProQR Therapeutics III B.V.	The General Hospital Corporation

By:	By:
Name:	Name:
Title:	Title:

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PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; *** DENOTES OMISSIONS